Exhibit 15.1

May 14, 2004

Securities and Exchange Commission
450 Fifth Street
N.W. Washington, D.C. 20549

Commissioners:

We are aware that our report dated April 27, 2004 on our review of interim financial information of Varian Medical Systems, Inc. as of April 2, 2004 and for the three-month periods ended April 2, 2004 and March 28, 2003 and included in the Company’s quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its Registration Statement on Form S-8 (No. 333-75531) dated April 1, 1999, its Registration Statement on Form S-8 (No. 333-57006) dated March 14, 2001, its Registration Statement on Form S-8 (No. 333-57008) dated March 14, 2001, its Registration Statement on Form S-8 (No. 333-57010) dated March 14, 2001, and its Registration Statement on Form S-8 (No. 333-57012) as amended on June 20, 2001.

Yours very truly,

/S/ PRICEWATERHOUSECOOPERS LLP